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                                                                Exhibit 10.12(b)

                      NINTH AMENDMENT TO CREDIT AGREEMENT

                 THIS NINTH AMENDMENT TO CREDIT AGREEMENT (the "Amendment") is made as of July 22, 1996, between STATER BROS. MARKETS, a California corporation
("Borrower"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking association ("Bank").

                 WHEREAS, Borrower and Bank entered into that certain Credit
Agreement dated as of March 8, 1994, as amended by the First Amendment dated as of September 23, 1994, the Second Amendment dated as of February 6, 1995, the
Third Amendment dated as of March 31, 1995, the Fourth Amendment dated as of May
31, 1995, the Fifth Amendment dated as of June 20, 1995, the Sixth Amendment and
Waiver dated as of June 23, 1995, the Seventh Amendment dated as of June 1, 1996 and the Eighth Amendment dated as of June 15, 1996 (as so amended, the "Agreement").

                 WHEREAS, Borrower and Bank desire to further modify and amend certain of the terms and provisions of the Agreement.

                 NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, Borrower and Bank do hereby mutually agree as follows:

                                   AGREEMENT

                 1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

                 2. Amendments. The Agreement is hereby amended as follows:

                          2.1     In Paragraph 1.1 of the Agreement, the
         definition of "Availability Period" is amended by substituting the date "June 1, 1998" for the date "August 1, 1996" appearing therein.

                          2.2     In Paragraph 1.1 of the Agreement, the
         definition of "Dividend Fixed Charge Coverage Ratio" is amended and restated in its entirety as follows:

                                  " 'Dividend Fixed Charge Coverage Ratio'
                 means the ratio of: (i) the sum of, without duplication, net profit before taxes, without giving effect to extraordinary gains or to Noncash Extraordinary Losses, plus interest expense, plus depletion, depreciation and amortization expense, less the difference between Net Capital Expenditures and Borrower's Excess Cash Flow for the immediately preceding fiscal year, and less the lesser of (y) Borrower's actual tax liability or (z) the actual amount of taxes paid in cash
                 (without giving effect to any refunds






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                 received) by Holdings; to (ii) the sum of interest expense payable in cash, plus scheduled payments on long term
                 indebtedness and capitalized leases, plus dividends paid to
                 Holdings other than for the payment of taxes by Holdings,
                 plus quarterly increases and less quarterly decreases by
                 Borrower in all intercompany loans to Holdings, including
                 payments in lieu of dividends to Holdings for the purposes of paying Holdings senior note interest expense, consulting fees to Craig and preferred dividends to Craig.  For purposes of calculating this ratio, the difference between Net Capital
                 Expenditures and Borrower's Excess Cash Flow for the
                 immediately preceding fiscal year may not be less than Three
                 Million Dollars ($3,000,000) in the aggregate in any four (4)
                 consecutive fiscal quarter period on a rolling four (4) quarter basis beginning with the fiscal quarter ending December 31,
                 1994, and, beginning with the fiscal quarter ending
                 December 31, 1995, to less than Eight Million Dollars
                 ($8,000,000) in the aggregate for any two (2) consecutive
                 twelve month periods; provided, however, that for the purpose of this definition, dividends payable to Holdings for the
                 payment of interest on the Senior Notes shall be accrued on a monthly basis and intercompany loans to Holdings for such
                 purposes shall be recognized on a monthly basis."

                        2.3 In Paragraph 1.1 of the Agreement, the following definition is added:

                                " 'Letter of Credit Commitment' means (i) on
                 any date during the month of August of each calendar year during the Availability Period, Twenty-Five Million Dollars
                 ($25,000,000), and (ii) at all other times an amount equal to the lesser of (A) Twenty-Five Million Dollars ($25,000,000) and (B) the Construction Letter of Credit Sublimit plus an amount (not less than Nineteen Million Dollars ($19,000,000)) equal to the amount of the letter of credit required at such time under Borrower's worker's compensation insurance policy."

                        2.4 Subparagraph 2.1(a) of the Agreement is amended and restated in full as follows:

                                "(a)     The total of all advances outstanding
                 at any one time under the Revolving Facility, including those advances under the Inventory Sublimit, may not exceed Fifteen
                 Million Dollars ($15,000,000)."

                          2.5     In Section 2.1(d) of the Agreement, the
         phrase "Reference Rate plus three-quarters (0.75) of one percentage point" is deleted and the phrase "Reference Rate plus one-half (0.5) of one percentage point" is substituted in its stead.

                          2.6 Paragraph 2.2 of the Agreement is amended and restated in full as follows:






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                                  "2.2     The Letter of Credit Facility.  From
                 time to time during the Availability Period, Bank will create and issue commercial and standby letters of credit for
                 Borrower's account.  The total of the undrawn and the drawn and unreimbursed amount of all commercial and standby letters of credit outstanding at any time under the Letter of Credit
                 Facility, including the Construction Letter of Credit
                 Sublimit, may not exceed the Letter of Credit Commitment at such time.

                         2.7 Subparagraph 2.4(a) of the Agreement is amended and restated in full as follows:

                                  "(a)     The total of all advances
                 outstanding at any one time under the Inventory Sublimit may not exceed Five Million Dollars ($5,000,000)."

                          2.8     In Section 2.4(d) of the Agreement, the
         phrase "Reference Rate plus three quarters of one (.75) percentage point" is deleted and the phrase "Reference Rate plus one-half (0.5) of one percentage point" is substituted in its stead.

                          2.9 Reference is made to the Sixth Amendment and Waiver to the Agreement (the "Sixth Amendment") referred to in the first WHEREAS clause of this Amendment. Paragraph 2.17 of the Sixth
         Amendment added a new provision to Paragraph 7.2 of the Agreement, and designated this provision as "Subparagraph (f)." This provision is hereby redesignated as Subparagraph (g) to Paragraph 7.2 of the Agreement.

                         2.10 Subparagraph 7.2(a) of the Agreement is amended and restated in full as follows:

                                 "(a)     Within ninety (90) days after the
                 end of each fiscal year, each of Holdings' and Borrower's
                 consolidated financial statements, consolidated profit and loss statement, consolidated statements of cash flows and
                 reconciliation of capital accounts of Holdings and Borrower for such fiscal year, all in reasonable detail and stating in comparative form the figures as at the close and for the
                 previous fiscal year, audited by and with the unqualified
                 opinion of Ernst & Young or another certified public
                 accountant selected by Holdings and acceptable to Bank,
                 together with a Compliance Certificate."

                          2.11 Paragraph 7.5 of the Agreement is amended and restated in full as follows:

                                  "7.5   Tangible Net Worth.  Maintain as of the
                 end of each fiscal quarter Tangible Net Worth of at least One
                 Hundred Forty-Five Million Dollars ($145,000,000) minus an amount (not in excess of Twenty-Five Million Dollars
                 ($25,000,000)) equal to the amount of any dividend paid by
                 Borrower as permitted under Subparagraph 7.12(e) of this
                 Agreement.






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                          2.12    Subparagraph 7.8(a) of the Agreement is
        amended and restated in full as follows:

                                  "(a)     Repay all advances outstanding under
                 the Revolving Facility (other than advances under the
                 Inventory Sublimit) and not draw any new advances (other than under the Inventory Sublimit in accordance with Subparagraph
                 (b) below) for a period of at least five (5) calendar days, which days do not need to be consecutive, in each calendar month other than March and September during the Availability
                 Period."

                          2.13    Subparagraph 7.9(f) of the Agreement is
         amended by deleting the phrase "the real property constructed, acquired or refinanced during such period" where it appears at the end of such Subparagraph, and by substituting in its place the phrase
         "real property of Borrower."

                          2.14 Paragraph 7.12 of the Agreement is amended by (i) deleting the word "or" at the end of Subparagraph 7.12(c), (ii) adding the word "or" to the end of Subparagraph 7.12(d), (iii) deleting the phrase "(a), (b), (c) and (d)" where it appears in the last paragraph of Paragraph 7.12 and substituting in its stead the phrase "(a), (b), (c), (d) and (e)", and (iv) adding the following as Subparagraph 7.12(e):

                                  "(e)     a single dividend to Holdings of up
                 to Twenty-Five Million Dollars ($25,000,000) for the purchase by Holdings of a portion of its preferred stock held by Craig
                 Corporation if, and only if, (i) no Default or Event of
                 Default has occurred and is continuing, (ii) the holders of the Notes have approved the payment of such dividend and have waived the violation of any affected terms and conditions of the Indenture as provided in Section 9.02 of the Indenture, and (iii) Bank in its sole discretion has approved a plan by
                 Holdings for the purchase and redemption by Holdings of all of the remaining stock of Holdings held by Craig Corporation."

                      2.15 Paragraph 6 of Exhibit A to the Agreement is amended by adding the following to the end of such Paragraph:

                              "The calculations set forth in Exhibit "B" to
                 this Certificate shall include, without limitation, the calculation of Fixed Charge Coverage Ratio for the four fiscal quarters of Borrower immediately prior to the current fiscal quarter of Borrower."







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                 3.       Effect of Amendment.  Except as specifically amended
above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

                 IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the date first above written.

STATER BROS. MARKET                        BANK OF AMERICA NATIONAL TRUST
                                           AND SAVINGS ASSOCIATION

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
By:__________________________              By:
                                               -----------------------------------------
     Jack H. Brown, Chairman,                     W. J. Nietschmann, Vice President and
     President & CEO                              Commercial Banking Manager


By: --------------------------             By: _________________________________________
    Bruce D. Varner, Secretary                    Curt L. McCombs, Vice President